EXHIBIT 99.1

Transcript of

United States Antimony Corporation

United States Antimony Corporation Third Quarter and Nine Months Ended September 30, 2024, Operating and Financial Results Call

November 12, 2024

Participants

Gary C. Evans - Co-CEO & Chairman, United States Antimony Corporation

Joe Bardswich - Co-CEO & Director, United States Antimony Corporation

Richard Isaak - Senior Vice President & Chief Financial Officer, United States Antimony Corporation

Jonathan Miller - Vice President of Investor Relations & Global Sales Manager, United States Antimony Corporation

Analysts

Presentation

Operator

Greetings, welcome to the United States Antimony Corporation Third Quarter and Nine Months Ended September 30th, 2024 Operating and Financial Results meeting webcast. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note that this webcast is being recorded.

I will now turn the webcast over to your host, Gary C. Evans. You may begin.

Gary C. Evans - Co-CEO & Chairman, United States Antimony Corporation

Thank you. And thank all of you for listening to the company's third quarter and nine months ending 9/30 operational and financial conference call. I've got a number of other management members with me today that will be speaking. Joe Bardswich, who's a Director and a Co-CEO with me, Rick Isaak, our Senior Vice President, Chief Financial Officer and Jonathan Miller, our Vice President of Investor Relations and Global Sales Manager.

I think we'll start out by letting Rick go over the financials that we reported on our press release this morning. And I believe we just filed the Form 10-Q which will give you a lot more detailed information. Rick, you want to start out?

Richard Isaak - Senior Vice President & Chief Financial Officer, United States Antimony Corporation

Sure. Thanks, Gary. I'm going to review our consolidated results and then a few metrics at each of our businesses, and then a few key areas in our balance sheet and cash flow. So I'll start with the consolidated results of our continuing operations. Sales were $8.1 million for the first nine months of this year, which is an increase of 23% compared to last year. This increase was primarily related to higher antimony sales volume with higher demand and to a lesser extent higher zeolite sales volume and sales price. Last year's zeolite price increase became effective in stages towards the end of 2023.

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Gross profit was $2.2 million for the first nine months of this year, which is an increase of 107% over last year. This increase was primarily due to improved efficiencies with the higher volume, partially offset by more maintenance and other related costs with our zeolite business, which I'll talk more about later. Operating expenses were $3.3 million for the first nine months of 2024, an increase of $1.8 million compared to 2023. This increase was primarily related to about $454,000 of non-cash stock compensation expense, $446,000 of project costs, $482,000 of salary and board fee expenses, and $90,000 of SEC and annual meeting costs that were incurred earlier this year, but not until the fourth quarter of last year.

The $446,000 of project expenses relate to the improvement initiatives that we've been discussing throughout this year, including purchasing mining claims in Alaska and Canada, the SEC technical report for BRZ, potential acquisitions, and government sales and funding efforts. Next, let's review a few metrics related to each of our businesses. First, our antimony business, sales from our antimony business for the first nine months of this year, increased by 24% over the prior year. And gross profit more than doubled last year's gross profit.

The gross profit and gross margins we're achieving this year are higher compared to last year due to efficiencies with the higher sales volume, and a great experienced team running our facility in Montana who have continued to efficiently produce high-quality products year after year. Our average antimony sales price per pound for the first nine months of this year was $4.73, which is low compared to the market price, primarily due to two factors. First, nearly a third of our sales this year relate to the processing of customer-owned ore into antimony metal, which is a process called tolling. This lowered our average sales price per pound, but still had a nice return, as you can see with our results. If you remove sales from tolling, our sales price per pound increased in line with the increase in the market price similar to prior years.

In addition, our antimony supplier had a plant shut down for two months from mid-May to mid-July of 2024, which lowered our antimony sales in the third quarter of 2024, and lowered our average sales price per pound with a higher concentration of tolling sales. We're now seeing some bump at the beginning of the fourth quarter.

Next, our zeolite business. Sales from our zeolite business for the first nine months of this year increased by 17% over the prior year. Gross profit decreased by $255,000 compared to last year, and loss from operations was worse by $562,000. We continued to enhance the operations of our zeolite business during the third quarter of 2024. This included improvements in our production processes, safety, and equipment at the facility, which has led to higher product throughput, improved customer delivery timing, a safer working environment, and increased production reliability and runtime.

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These improvements are the result of the high-caliber team, we have at our zeolite facility. However, this progress came with a cost, which can be seen in the zeolite segment results with increased maintenance and other related costs and increased operational losses. These operational improvements and the related costs should begin to decrease in future quarters. During the third quarter, we also substantially increased our supply of material from our zeolite mine to continue timely delivery of product to our customers, and we saw some increased sales volume in the animal feed sector. Overall, these improvements at our Bear River Zeolite facility allow us to grow our zeolite business, which hasn't happened in prior years.

Next is our subsidiary in Mexico. As we've discussed on prior calls, we closed and discontinued our operations in Mexico on March 11th, 2024. During the first nine months of this year, we sold some of the antimony inventory in Mexico, which generated $1.2 million of revenue. However, even with these higher sales and the closure, our discontinued operations in Mexico still generated a loss of $195,000 for the first nine months of this year.

All right, next, let's go through a few balance sheet and cash flow items. We stabilized or improved our working capital levels comparatively, including in inventory, receivables, and payables. Our antimony supplier had a plant shut down, as I mentioned earlier. As a result, vendor payables increased with increased shipments from them later in the third quarter. Our cash and cash equivalents balance at September 30th, 2024 was $12.97 million, which is an increase of $1.1 million from December 31st, 2023.

Overall, we accomplished a lot in the third quarter. We purchased mineral claims in Canada and Alaska, continue to make progress in our SEC technical report summary on our zeolite reserves in Idaho, sold our residential home in Idaho, continue to meet with government officials in various departments of the U.S. government regarding sales and funding of antimony, zeolite, and other minerals, contacted many international suppliers of antimony ore to purchase ore and are starting to see some samples and executed a lease for the operation and use of the metals concentration facility in Phillipsburg, Montana. We will continue to improve our great company with these and other initiatives under our mission of increasing shareholder value.

I'll turn it back over to you, Gary.

Gary C. Evans - Co-CEO & Chairman, United States Antimony Corporation

Thank you, Rick. Let's talk a little bit about, BRZ, which is our zeolite mining operation. We've done a phenomenal job with our new management team, which includes the VP and General Manager as well as the Superintendent at the plant as well as the office manager and that is represented by that very high runtime that we've had for the last two quarters between 93% and 96%. We also did something early this year that the company never done, which we drilled 82 test holes to make sure we had sufficient reserves, reserve reports being prepared. And in fact, the cost of that is about $150,000 and that was an expense you saw in the year-to-date 9/30 numbers, something the company has never done and something was badly needed.

It's also important to note that when we did those drill holes, we also blasted enough material that'll last us for two years at our current production rates. So it was a win-win situation when we brought blasting crews in to do our testing. It's also important to note that we continue to spend CapEx in 2024 at BRZ, which is CapEx that should have been spent two, three, four years ago. We expensed right at $62,000. We bought a front end loader for $403,000 that gets capitalized. But you know, as you look at the cash balance, understand we're spending a lot of money that's never been spent in the past. We've been having to fix this production line and it's fixed to a large degree. Problems we've had with [indiscernible] and other governmental agencies that regulate us are I think, a thing in the past.

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We had expenses associated with that this year as well that hit our income statement but those are done. So now the business for BRZ is increased sales. We've caught up with all sales, which we're typically running 30, 45 days behind. We're now point of sale. We can deliver our warehouse is full and we're out soliciting new business. We did ship to two, a few new animal customers this past month in October and I think you'll continue to see some sale increases. We did work on an acquisition throughout all of 2024 that we ended up canceling because we felt like the reserves behind the competitor of ours was not sufficient to warrant the acquisition. And so we do have another acquisition that we're working on that we hope to be able to announce and possibly conclude by year end.

But our goal really at BRZ is expand our sales. So we're doing that not only with our own dedicated people, we're in the process of bringing on maybe one or two additional salespeople, but we're also entering new markets. Markets that we've never been in before, and we've been working hard trying to convince the U.S. government they should be stockpiling zeolite for a nuclear disaster. So we also are talking to the government about water treatment facilities around the country. So I think now that we've got our process fixed in order running like a fine tuned machine, we can now expand sales and that's what I think you'll see in quarters forthcoming.

So let's now jump to antimony, which is I tried in our press release today to give everybody a little more color as to what's going on in the world market. And it's really eye-opening, I think, for our management team and board to understand, what has really happened and it's been dramatic.

So there was an article that came out today that I'm going to read a couple paragraphs from that says, China's grip on minerals is tightening. The vice tight grip, the China yields over the mining and refining of raw minerals. Crucial ingredients of today's most advanced technologies is about to come even stronger and a series of steps made in recent weeks. The Chinese government has made it considerably harder for foreign companies, particularly semiconductor manufacturers, to purchase the many rare earth minerals and other minerals mined and refined mainly in China.

Already, China produces almost all the world supply of these materials. The new restrictions solidify that market dominance. As of October 1, exporters must provide the authorities with detailed step by step tracing of how shipments of rare earth minerals are used in Western supply chains. This is given Beijing greater authority over which overseas companies receive scarcity supplies.

We are seeing this in spades, and when I tell you that, I said in our release this morning, and we've talked to no less than 54 different countries spanning 16 different countries in our goal of I should say 54 parties in 16 countries in our goal of sourcing new antimony supply. It's been a difficult process, and it's something that none of our team has ever done before. But I think we've come a long way. We've whittled it down to probably four or five different sources. We are receiving samples of those antimony supplies.

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We're analyzing those samples, and it's very important to understand that the meteorological makeup of this rock is different in different areas of the world. We have to worry about certain amount of gold or certain amount of other contaminants that may be in the antimony, how it affects our systems, our furnaces, and all. So it's a process that we have to go through. We're now at the point of negotiating contracts to start bringing material. As you know, we are only running at 50% of capacity at Thompson Falls, and then, and so we could use material yesterday, and we're very hard seeking that material, but we got to do it right. There's been a lot of brokers, a lot of fraudsters in the market. As you can imagine, when something triples in price, everybody, every crook in the world comes out of the woodwork.

So we've had to be very, very careful that we're dealing with parties, we were making our own inspections, and we're making sure the material lands on U.S. shore. I think you'll see hopefully by year-end material in all that we can been processing or it may go to Mexico. We have not made that final decision yet. So as we're outsourcing for antimony, it's also became very apparent to us that we hit our own supply. I mean, we have the expertise in our company. We work and we have a lot of mining experience, 40, 50 years of experience, and they have vast contacts.

So we have been on a high-speed race trying to find good antimony deposits that can be mined expeditiously. We're not out exploring. We're going back to areas where antimony has already been found, has already been produced. And it's a big difference when you can mine something at $17 versus $five as you're in sales product. So we've made sure that these properties were close to roads, railroads, riverways, anyway that we can get that material to Montana. We have a flotation facility in Phillipsburg. We have a smelter in Thompson Falls, and we need business. So with that, we know we are in some good areas. We have a lot of competition. We, fortunately, have been fortuitous and captured some great leases. And it's not only antimony, there's other critical minerals involved. There's 17 or so on the government's list. I think we're involved in seven today.

So I'm going to let Joe talk here in a minute about these activities on the mining side. And we're hopeful that we'll be actually producing material in 2025, which is a pretty fast track for companies just picking up leases today. We have to obviously worry about weather and we have to get permits, but we are moving this on a very fast track. And after Joe gives his overview of our Canadian and Alaskan operations, then I'll go into greater detail about some of the private and government discussions that we're having so that you'll have a better feeling of where we're going with this company, Joe?

Joe Bardswich - Co-CEO & Director, United States Antimony Corporation

Thank you. So, summarizing then our objectives for property acquisition, we want to avoid federal lands and the NEPA National Environmental Policy Act requirements for permitting that other people have run into, like Perpetuate, et cetera. The alternatives are to go on private lands and on state lands. We've been avoiding anti-mining jurisdictions and anti-mining populations and avoiding threatened species habitats, wilderness areas, and things like that. Our preferences for readily available access to potential mines, general preference for surface mining versus underground mining, and transportation access to Thompson Falls and Phillipsburg, and even Madero in Mexico.

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Antimony and other critical minerals are generally critical because they are in short supply, which means that there will probably not be a new discovery of a major ore body. A possible exception is that the byproduct to a common mineral in a large deposit, but that's not a short-term solution that will take a long time to bring to market. We do not have time to permit and construct a complex metallurgical facility, so we're focusing on high grade deposits, upgrading as required by crushing and gravity separation only. Therefore, no chemicals, no grinding or grinding would be a large CapEx and permitting and have tailings disposal costs associated with it, et cetera.

Proximity to existing infrastructure is a factor, so the trucking of ore would be feasible. We're talking cobalt at $11, nickel at $7, copper at $4, and then there's antimony at $17, which has a real advantage. Antimony also has the advantage that an antimony concentrate can be up to 70%. Antimony versus copper in the 24% range. So it's feasible to truck it longer distance than compared to others.

In terms of what we have done lately, the Maclaren River area in Alaska, very high-grade copper in an environment that we believe may be conducive for other minerals. It needs some exploration. Good access is available off of the Denali Highway. We're into an area of permafrost, so the road building on top of the permafrost. It is very easy without any harm to the environment. The Stibnite Creek deposit in Alaska further to the east, it's got high-grade antimony, short distance to Highway One. Highway One connects with the Alaska Highway about 20 miles to the East. That short distance to Highway One is tough terrain, but there were previous roads we're going to do some work of to see the best options in there.

We've just recently been informed by a [indiscernible] Corporation, which is a native corporation on our boundary that they've done work and The Stibnite occurs across that boundary. So we'll be coordinating with them and seeing if we can have a win-win situation for both parties. The Fairbanks area of Alaska has many antimony showings. It was basically the primary source of antimony during World War I for the Allied Forces. That antimony is associated with gold production and with gold exploration. So there's a lot of information available. A little bit difficult to get it all because the primary focus was on that gold exploration.

This is a mining area. There's good infrastructure, good highways. It's the terminus of the Alaska Highway, Highway and we're presently negotiating with several property owners in that immediate area. And generally in Alaska, we've attempted to convey the prospectors, exploration companies, and geologists that we're looking for antimony and other critical minerals. We'd like to buy them from you. If you can supply a joint venture with you or lease option purchase your property, whatever is your preference? We are in that position of having the downstream facilities. We have the knowledge and not many others can say that.

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Other minerals like cobalt, nickel, or copper, tungsten. We've acquired claims both in our own name outright and also in a lease option deal with a longtime area prospector. This is near Sudbury, Ontario. The high grades over narrow historic drill holes goes back away. The 16% cobalt, 8% nickel are very high grade over a reported four feet. There's real potential that there may be a large deposit in this geological environment and we will follow up work to date, so far it's been positive showing that there's disseminated cobalt mineralization in adjacent areas.

The other advantage of this area, there's two very large mining companies, the Brazilian company, Vale or Vale, and the Swiss company, Glencore, they have excess milling, smelting, and refining capacity, all located within 30 miles of the Cartier property. So if successful in proving up a cobalt deposit here, there'd be no CapEx or permitting delays for mineral processing plants.

I'd also like to mention the other big asset is people. We've already talked about how good a job Jeff has done at Bear River. Josh is considered Mr. Antimony in the industry specializing in pyrometallurgy; Aaron, who's relatively new, specializing in hydrometallurgy. And we've engaged two consulting geologists, Rod Blakestag graduate of the University of Alaska. He's had 20 years in the field in Alaska. He is the discoverer of the 10 million ounce gold deposit Fort Knox deposit. He seems like he knows everybody in the state related to mining or geology.

But in the Cartier, Sudbury area, Dr. Fredricks lifetime with the Ontario Geological Survey, he specialized in the Sudbury area and the Peronian Meta sediments. Those Peronian Meta sediments are the source of that high grade cobalt. But we think we're in a good position in terms of the people that we have on our team.

And I'll turn it back to you, Gary.

Gary C. Evans - Co-CEO & Chairman, United States Antimony Corporation

Thank you, Joe. I want our listeners to not be surprised. You will see, very likely see additional announcements of additional claims. We are not going to slow down here. We see this as being an extremely valuable long-term addition to the company and we're the natural ones to be doing it having the midstream and downstream assets. I can't express enough how valuable those assets are. They're giving us huge negotiating power with other companies and to duplicate what this company has would take many years to try to build and now it's time for us to capitalize on it. So we're in a very fortuitous position.

So let's talk a little bit about what's going on the private sector, of companies that have approached us. And then I'll go to the government side here after I have Jonathan give you a little overview on IR. So it's important that everyone understands that antimony is needed more in the private industry, in my opinion, than the government. We are being approached by a number of companies that are getting antimony products, finished products from overseas, and there's an executive order that by 2027, they need to be getting from U.S. sources if they're going to sell to the armed forces or military. And so we have a number of, a couple of companies now that we're talking to that is seeking a 100% of our supply. And they need finished products, in a matter that gives them domestic supply to secure the critical minerals by 2027, which is only two years from now. So we're having these discussions at the same time as we're having the government discussions.

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And so it's not just government seeking for our finished products. It's government and it's private industry and these are big companies that have big military contracts. So I wanted Jonathan to jump in. Jonathan's one of the new VPs that came about the same time as Aaron Tenesch, who's our VP of Antimony and as many of you know, we've been marketing quite a bit trying to tell our story to the street. That's something the company's never really done in the past. We're hopeful seeing some equity research coverage before the end of the year, which the company's never had, and we have really worked hard trying to get introduced to bankers, research analysts, institutional investors beating the drum. So, Jonathan, I don't want to steal your thunder. Why don't you tell everybody what we've done and then what we've got planned for the rest of the year?

Jonathan Miller - Vice President of Investor Relations & Global Sales Manager, United States Antimony Corporation

Thank you, Gary. Good afternoon, everyone. I'm pleased to provide an update on the strides we've made on the investor relations front in Q3. Our efforts have been centered around deepening engagement with the investment community, enhancing transparency, and strategically positioning our company to share its story in the broader marketplace.

First, I'd like to talk about the institutional meetings and site visits we conducted. This quarter, we prioritize direct conversations with key institutional investors to reinforce our strategic vision and operational progress. Through these discussions, we provided deeper insight into our recent initiatives and received valuable feedback. Additionally, hosting site visits has allowed research analysts to experience our operations firsthand building trust and understanding about the tangible work driving our growth.

In terms of publications and media outreach, we focused on ensuring our company's activities and milestones are visible to a broader audience. We secured placements in industry-specific and broader financial publications like S&P Global, Yahoo Finance, mining.com, and miningtechnology.com to name a few, which has not only raised awareness but also contributed to a more informed investor base.

We've also seen a significant uptick in our engagement and reach on our social media profiles on LinkedIn and X. If you're not following us there, please feel free to go ahead and do so. This effort to enhance our public profile has bolstered our ability to reach and attract new investors who are aligned with our long-term goals, the focus of which is securing domestic critical mineral pipelines for strategic minerals like antimony that are used in aerospace, military, and defense.

Next, regarding our participation in investment conferences during Q3 and looking forward to Q4, we attended three virtual and two in-person conferences and have scheduled additional key conferences for upcoming months. These conferences are NobleCon on December 2nd and 3rd in Boca Raton, Florida, an investor roadshow with Seventh Circle Consulting on December 5th in Miami Beach, Florida, and The Benchmark Company's 13th Annual Discovery One-on-One Conference on December 11th in New York City.

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These events have provided an excellent platform to communicate our message and discuss our unique value proposition with a wide range of investors. Notably, our engagement at these conferences has led to follow-up discussions with dozens of investors interested in deepening their involvement with us, which we believe will be positive for our future growth.

On the Bear River Zeolite side of the business, we're actively participating in research studies with a leading university that has received part of a $26 million grant to investigate alternatives such as Zeolite to replace fly ash and concrete manufacturing aiming to reduce CO2 emissions. Additionally, we are in discussions with the same university regarding EPA grants to evaluate Zeolite as a cattle feed amendment to reduce methane gas emissions in agriculture. With solid academic research supporting us, we're confident in our ability to penetrate multiple markets that stand to benefit significantly from Zeolite.

With a robust inventory, we're actively seeking new business across various sectors. Overall, we're committed to maintaining this momentum, fostering strong investor relations, and keeping our shareholders informed and engaged as we continue executing our goals. Thank you.

Gary C. Evans - Co-CEO & Chairman, United States Antimony Corporation

Thank you, Jonathan. Okay, let's talk about government grants. That's the one thing I think a lot of people have on their mind is, so what is U.S. Antimony doing in that arena? So last week for two consecutive days our company entertained five members of the U.S. government from three different divisions of the Department of Defense. They came to visit our two facilities located in Phillipsburg, and Thompson Falls, Montana. This was a result of our submission of a concept paper in mid-October to the Department of Defense seeking funding in a number of different areas for U.S. Antimony.

Melissa Pagan, our Senior Vice President of Corporate Development and Government Relations will be accompanying me this week in Washington DC. I leave this evening after this investor call. Our purpose is to meet with our lobbyist firm and our attempt to complete two white papers that have been requested by the Department of Defense for various projects we discussed last week while we were in Montana.

I want to emphasize that there is nothing definitive yet. White papers must be submitted, approvals have to be made, and monies have to be allocated from various pockets. However, there is no doubt that antimony is a very hot topic in light of China's announcement in mid-September to curtail all worldwide shipments of antimony for their own national interest. Now the U.S. government must find a solution. We believe we are a natural choice to help resolve the shortage of antimony, especially in finished products.

When we opened up the -- when I opened up the investor calls here in a couple of minutes, I don't want anybody to ask me anything about the U.S. government that I have not already said. I have already said all I'm planning to say, and as you might imagine, I'm restricted in saying anything else. So be understanding of this and don't try to ask questions that I can't answer otherwise, we're just wasting each other's time.

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We know that the government has a real need for this commodity. We know that we have the ability to meet their need. You will see in our filing today on our 10-Q that we've also registered an ATM filing, which is an at-the-market issuance with Alliance Global, it's up to $25 million. I will tell you, we have no plans to use that in the immediate future, but it's something that we may have to use down the road if we're required to meet certain government funding on a pro-rata basis of some sort. We need to be ready and capable of reaching the capital markets when and if necessary. Sitting on the kind of cash we are today and adding cash every quarter there's no reason to go be raising capital unless we have a specific need for something, which we don't at this point in time.

We're hopeful that our white papers that we'll be submitting here in short order will allow for hopefully a 100% percent funding from the government, but we don't know. There has been other companies that are getting funding, some are Canadian, some are U.S. that revolve around antimony. We know others are in the wings. So our meetings this past week were extremely educational for our government officials to understand what their needs are. And now we have a game plan and that's what we're working on. So, this company does not have to have government funding to be successful. However, to catapult us to the level where we want to be, we need it, and it could cause something to happen dramatically quickly. And so, that's always a nice benefit where it's a win-win situation where we can help them and they can help us, and all of us can help our country.

So with that, I'd like to open up the audience to questions you may have about our results for the third quarter and nine months ended September 30.

Operator

Certainly. At this time, we will be conducting the question-and-answer session. [Operator Instructions]. Your first question is, are there any antimony reserves in the ground at Thompson Falls? If so, how much and how soon can this resource be exploited?

Gary C. Evans - Co-CEO & Chairman, United States Antimony Corporation

I'll answer that quickly, then I'll let may let Joe jump in. That was the first thing that came to mind when prices skyrocketed to $17 a pound is wow, we have a mine right here in our backyard. So we dug out old papers and started looking and it appears that prior management sold off most of the surface rights, but we still had quite a bit of mining rights, but based on the history of that mine, it did not seem conducive to open it back up. And Joe, you want to add to what I just said?

Joe Bardswich - Co-CEO & Director, United States Antimony Corporation

Part of that problem is the individual claims are surrounded by forest service land and that situation is reminiscent of perpetual, where they're on forest service line and the permitting problems there. So we felt it was a waste of time.

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Gary C. Evans - Co-CEO & Chairman, United States Antimony Corporation

Yes, and I wanted to emphasize what Joe said earlier. We've been very, very careful in staying away from federal lands where forest service, BLM, any kind of federal and tribal lands, we only want to be on private or conventional provincial lands up in Canada, so state or provincial or private, nothing on the federal side. That's where the holdups occur. That's where you the permitting has just been atrocious and I think Perpetua is a perfect example of that going on four or five years now.

Operator

Your next question is regrading the additional sources of feedstock you're evaluating. How close do you feel you are to securing additional feedstock and any color on how quickly we might see some of this material become available for processing once agreements are reached?

Gary C. Evans - Co-CEO & Chairman, United States Antimony Corporation

That's a very good question, something ask ourselves every day. I think we're getting really close. And what will likely happen based on the discussions we're having with various parties is that we might just receive a small container, not a big shipment, a couple hundred thousand dollars shipment that we can test and get comfortable that this material can be processed properly with our existing machinery and equipment furnaces and not have a problem with it, with respect to the actual process. So I'm hopeful that we will have something that will be announcing in that regard before the end of the year.

Operator

Your next question is, what is the condition of the contract mill, and what conditions must be in place before it will be fully operational?

Gary C. Evans - Co-CEO & Chairman, United States Antimony Corporation

Joe, I'll let you jump on that one.

Joe Bardswich - Co-CEO & Director, United States Antimony Corporation

It is fully operational now. We're just waiting for feed. Aaron has been involved with that mill for a long time. The maintenance has been kept up. It was always a good mill and it's ready to go. There's no rebuilding or reconditioning or anything like that.

Gary C. Evans - Co-CEO & Chairman, United States Antimony Corporation

I will emphasize what Joe said in our, I saw that this contact mill for the first time this past week with the DOD and they all went through it. And Aaron, as Joe said ran this thing for many years. He knows it from A to Z and it's fully operational today. Flip the switch on and turn it on. There's nothing that needs to be repaired. Now, will there be things that need to be changed or added down the road? No doubt. But as far as an operational facility it's, I mean, there are trucks in there, there are dozers, there are back loaders there. All the equipment you need to start this mill up sits on that property.

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Operator

Your next question is, Mr. Bardswich, what are the neighbors like in Canada? Are there any significant NI43-101 compliant reserves or operating mines in the near vicinity?

Joe Bardswich - Co-CEO & Director, United States Antimony Corporation

The Sudbury area is the single largest mining area in Canada. Creighton mine was where I was born, started in I think it was 1885, and it's still producing the day down to a depth of 100 feet is the number nine shot there. It used to be International Nickel that's now owned by the Brazilian company Vale. Fossil Bridge Nickel is now owned by Xstrata, which got taken over by Glencore. So there's millions of tons of nickel and copper or cobalt, and 14 other minerals coming out of that area. What is significant to me is the availability of that infrastructure where we make a discovery. There's no options of where we could truck the ore rather than having to build a mill or permit a mill, et cetera.

Operator

The next question is in two parts, is the ore supply that historically came from tech, no longer part of your feedstocks, at 50% capacity Thompson Falls is it safe to say that USAC has been able to benefit from higher antimony prices in Q3 2024?

Gary C. Evans - Co-CEO & Chairman, United States Antimony Corporation

Okay, good question. No. A 100% of our current material comes from tech. They were down during the second quarter and part of the third quarter related to their silver mine, and we did not receive material for almost two months. So that hurt both quarters. That has now changed and we're getting plenty of material as expected. So the second part of your question, I can't remember what it was. Could you tell me, operator, what the second part was?

Operator

Yes, of course. At 50% capacity Thompson Falls, is it safe to say that USAC has been able to benefit from higher antimony prices in Q3 2024?

Gary C. Evans - Co-CEO & Chairman, United States Antimony Corporation

Very little because most of what we were doing in the third quarter was tolling. So in other words, we were locked into a fixed fee of purchase and sale that will change and is changing, because most of these contracts that we're talking to with these various parties around the world are a percentage of Rotterdam. So if you're paying, let's say 60% or 70% of Rotterdam at a $5 price, that percentage difference and gain is a whole lot different than 60% to 70% of 17.70 Rotterdam price. So I anticipate our margins improving dramatically, as we start receiving third-party material.

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Operator

Your next question is, it's been noted by management that they would like to capture the better zeolite margins of the middlemen in the space. What progress is being made in this initiative? Can you quantify sales of CattleMax?

Gary C. Evans - Co-CEO & Chairman, United States Antimony Corporation

Okay. I'll answer the last one first because it's easy. We haven't had any sales of CattleMax yet, because we had to change the name to Cattle Prime, or maybe that, maybe I got it backwards. No, CattleMax is the new name. Cattle Prime was open. So we had a -- we had about a two or three-month delay in getting that going because we had a trademark infringement issue that somebody gave us trouble with, and we didn't want to fight it, so we changed the name.

We are now talking to nutritionists and feedlots. We, our people have been going to cattle shows. Jonathan went to one in San Antonio just here three weeks ago. We've gone to ones in to Idaho and Oklahoma and we haven't got sales of any magnitude yet. I think we mentioned we do have some new sales here in the fourth quarter, but it's minimal. That's one of the things that we have decided to bring on a salesman dedicated to the cattle market, and we're seeking that person now. Now, I forgot the first part of the question. What was the first one?

Operator

It's been noted by management that they would like to capture the better zeolite margins of the middleman in the space. What progress is being made?

Gary C. Evans - Co-CEO & Chairman, United States Antimony Corporation

As we mentioned, we do have some middlemen, one in particular that represents a good chunk of our business. We're having some very good discussions with them about buying their company. I met with them at lunch. We're needing an audit of their financials, which was completed and delivered to us. And we're in the final stage of trying to finish up an LOI and an arrangement. So that is progressing, and that would have a market change to the margins of the zeolite BRZ facility.

Operator

Your next question is, are you involved with or planning to be involved with any U.S. critical mineral coalitions or mining advocacy efforts?

Gary C. Evans - Co-CEO & Chairman, United States Antimony Corporation

Yes. I mean, we are talking to a lot of different parties about critical minerals. While we're focused on antimony, as Joe mentioned, that's not obviously the only critical metal we're involved in. We actually met with a firm up in New York just recently about cobalt. They love cobalt and obviously they're Canadian situations there.

So, like in, you remember I spent 35 years in the oil and gas industry. So we're out talking to industry partners about promoting, hey, we've got these leases. Would you like to be our partner? I mean, we want partnerships. We want collaborations, whether it be the U.S. government, whether it be private industry, whether it be other mining companies. And so I think you'll continue to see those type of opportunities announced as we develop our strategy there.

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Operator

Thank you. We have reached the end of the question-and-answer session, and I will now turn the call over to Gary C. Evans for closing remarks.

Gary C. Evans - Co-CEO & Chairman, United States Antimony Corporation

As I said in the press release today, this was a so-so quarter regarding financials, but it was a phenomenal quarter regarding what we're doing for the future of this company. And so you can't take every, even though our revenues were up and our gross profit was up, our loss was greater. And the reason the loss was greater is we're spending money with people, with leases, with SEC reports that have never been done before by drilling test holes but doing things that can't be capitalized.

So all the expenses you're seeing flowing through the income statement and a big chunk of that's non-cash because we're -- we're not taking salaries, we're taking stock compensation. That's how much we believe in this company. So I think you'll see that we have planted the seeds for the future growth of this company that's going to be exponential and I'm used to running billion-dollar companies. This needs to be a billion-dollar company and our goal is to grow it rapidly and we believe that we're perfectly suited at the right time to do that. So hang on and watch out. That's what I got to say. And I think that this company has extremely bright future.

I think you'll see maybe three research reports out on us before the end of the year. And don't be afraid of this ATM, it is another feather in our hat just to be sure if we need to raise capital, we can. It's just under our universal shell. We have no plans to be selling stock tomorrow or next week, so understand that. But I will tell you, if we have an opportunity that makes sense, we will use it down the road. I've raised in my career over $3 billion in ATMs and I've done it wisely, and I've done it where it does not hurt the stock and you won't see this happening in the near future, but it could be something we need down the road. We're being prepared and we're being smart financial stewards of the company's resources to have everything available to us as necessary when the time permits.

So with that, I'll hand the call over to you operator and thank everybody for participating today.

Operator

Certainly. This does conclude today's webcast, and you can disconnect your lines at this time. Thank you for your participation.

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